Exhibit 99.02

Ambac’s Response to Morgan Stanley’s Report On

Financial Guarantors – Dated November 2, 2007

“Questions Arise on Mark to Market Losses”

On page 6 the analyst states, “One of the first negative surprises we saw last week stemmed from the large discrepancy between the mark-to-market losses reported by the financial guarantors and Merrill Lynch.”

Management Comment:

It is difficult for us to comment on the Merrill Lynch mark-to-market loss as we do not have any visibility into their transactions. Without such details on Merrill’s book, one can only speculate as to the differences in the portfolios.

Several differences may exist between exposures contained in Ambac’s portfolio and an investment bank’s portfolio and therefore may influence the estimated mark of the different portfolios. For example, we have noted that later vintage high-grade ABS CDOs (particularly those with 2007 and late 2006 vintage underlying collateral) and high-grade ABS CDOs that have large inner CDO components, have suffered more severe mark-to-market losses. Additionally, as one might expect, the amount of first loss subordination and credit migration triggers present in a structure also can impact the market value of the senior tranche. Finally, the terms of the contract may also impact the estimate of fair value. Ambac’s Credit Default Swap (“CDS”) contracts are highly modified from a standard CDS used by investment banks. Ambac CDS contracts do not include collateral posting provisions, and are generally limited to payment shortfalls of interest and principal. Ambac’s contract terms are significant variations from standard CDS contracts and have significant value, particularly in difficult markets. In fact, certain investment banks will not enter into an Ambac CDS due to the favorable nature (towards Ambac) of its terms.

Some background on Ambac’s mark-to-market follows. The mark-to-market unrealized loss is an estimate of our CDS contracts’ “fair value”. It is an estimate because our CDS contract does not trade in any market. Under U.S. generally accepted accounting principles, CDS contracts must be recorded at fair value. Fair value is defined broadly as the price that a contract could be settled in a current transaction between willing parties, other than in a forced or liquidation sale.

Because an estimate of fair value of a CDS contract includes many market factors, an unrealized loss may not result in an increased expectation of loss. A good example of this dynamic is a general decline in the level of liquidity (witnessed by fewer buyers in the market) for a particular asset or asset class. Ambac believes that only through rigorous analytics of the actual transaction and its attributes and protections, as well as performance to date and expected future performance of underlying collateral, will one obtain meaningful information on the potential for actual losses.

Most all-major financial institutions are struggling with this issue. Particularly institutions where the process of marking-to-market is a critical part of operations, such as those that need to calculate required collateral postings. We are subject to information that we receive from market participants, which are primarily comprised of major investment banking institutions. Given the lack of liquidity in the market, the potential for CDO downgrading activity by the rating agencies, the potential for forced selling by other investors (due to downgrades), and the overall uncertainty surrounding the ultimate outcome of the sub prime mortgage market, Ambac does expect significant volatility in the mark-to-market of its CDO portfolio for the foreseeable future.

“CDO Downgrades Have Started”

On pages 6 and 7, the analyst discusses the recent internal rating downgrades of certain ABS CDOs. He states “If they were to downgrade the securities further, we would be highly disappointed and expect investor confidence in management to be strained.”

Management Comment:

Ambac has a rigorous surveillance process surrounding its entire book of business. Management has subjected the mortgage and ABS CDO books to more frequent and more detailed reviews in the current environment. We believe this is prudent and responsible given the current stressed credit environment surrounding the mortgage market. While Ambac underwrites its transactions to withstand significant stress, the underlying credit rating is impacted by expected unfavorable collateral performance. To date, the downgrades noted in the subject transactions are within the parameters of Ambac’s original stress tests. Ambac’s independent Surveillance and Risk Management group determine the deal ratings. The ratings are based on the performance observed to date and a projection of future performance of the underlying collateral. Given the significant stress in the mortgage market, it should not be surprising that there have been downgrades. We are highly confident in our ratings process. Over time, as new information becomes available and as performance data is analyzed, we will adjust ratings up or down accordingly.

“Increasing Our Expectation of CDO Losses”

The analyst states, “We are increasing our CDO loss expectations for both Ambac and MBIA to reflect an updated tally of various market opinions about cumulative sub prime losses.”

Management Comment:

It appears that the “various market opinions” referred to in the analyst’s report relate to the 2006 and early 2007 vintage sub prime. It also appears that he is assuming that the Ambac ABS CDO book will reflect the performance of the ABX index of 2006 and 2007 vintage sub prime collateral and ignores the actual vintage diversification and asset quality triggers inherent in Ambac’s book. We see wide differences in the market regarding the estimate of ultimate cumulative loss for the 2006 and early 2007 vintage. We typically hear a range from 8% to 17% with a wide dispersion around the mean. We understand the three major rating agencies are projecting a range of 10% to 14%. One of the rating agencies recently reported estimates with significant differences dependent upon vintage. There were notable differences between the first half of 2006 and more recent vintages. We believe this is a critical point that is missed by simply applying a broad 15% estimated cumulative loss across the book of business. It does not compensate for vintage dispersion inherent in our transactions, nor does it factor in different rating and FICO segmentation. Additionally, many of the ABS CDOs contain 2005 vintage mortgages, including Ambac transactions that were underwritten in 2007. That vintage is performing significantly better than 2006 and 2007. This illustrates the over simplification of applying a single cumulative loss across the board.

“Becoming More Conservative with Capital”

The analyst states, “We can not help but think that if management truly believed losses are unlikely, they would be willing to make a stronger statement with how they manage their capital (i.e. increased share buybacks).”

Management Comment:

As management has stated many times in the past, Ambac manages its capital levels to a triple-A standard. That requires us to be very cautious with capital levels, particularly in times of credit stress. For instance, a transaction rated AA will attract more capital than a similar transaction rated AAA. It is unlikely claims will be paid under either transaction. The global capital markets and virtually all major financial institutions are in the midst of a major credit and liquidity crunch. There is uncertainty regarding the ultimate outcome of losses in the U.S. mortgage market, concerns over leveraged investment vehicles and overall concern that the problems surrounding the mortgage market will adversely impact other sectors of the economy. Such an environment has caused credit spreads in many sectors to widen significantly. This environment provides both opportunities and limitations for Ambac. With regard to opportunities, returns on business written are up sharply in many sectors and we have seen a notable increase in attractive opportunities to put our capital to work for our shareholders. With regard to limitations, the market environment has caused some fixed income investors to have increased concern about the financial guaranty industry. As a result, all of the major participants in the industry have seen their credit spreads widen significantly. We believe applying capital to high return business and at the same time maintaining a stronger balance sheet by holding off on share repurchases is a responsible course in the current environment and one that meets our objective of managing our capital consistent with a triple-A standard. We believe this prudent strategy is good for both our equity and fixed income investors and will help restore confidence in our industry.

Summary comments:

We certainly understand the heightened concerns summarized in the analyst’s report. Most all participants in the financial markets, including Ambac have a heightened concern over the ultimate outcome of the U.S. mortgage market. However, we are confident in the quality of our internal credit ratings process. We have been very transparent to the market and our investors by disclosing significant detail on our direct mortgage and CDO exposure in our various public disclosures. We have a rigorous and current review and rating process in place and we will react quickly as projected collateral performance changes.